                                                                  RULE 424(B)(3)
                                               REGISTRATION STATEMENT 333-136471

                              PROSPECTUS SUPPLEMENT

                             DATED FEBRUARY 13, 2007

                                       TO

                        PROSPECTUS DATED NOVEMBER 6, 2006

                     ---------------------------------------

                                   SWMX, INC.

                     ---------------------------------------

      This Prospectus  Supplement,  dated February 13, 2007 (the  "Supplement"), supplements  that  certain  Prospectus  dated  November  6, 2006 (the  "Original
Prospectus"),  as supplemented by that certain Prospect Supplement dated January
11, 2007 (together with the Original Prospectus,  the "Prospectus"),  and should be read in conjunction with the Prospectus.

                              SELLING SHAREHOLDERS

      The  following  updates  the table  under the  section  entitled  "Selling
Shareholders"  of the  Prospectus,  to account for sales and transfers of shares listed in such table that SWMX,  Inc. is aware of since the original date of the
Prospectus. Such transactions are as follows:

      o     on January  23,  2007,  Dario Di Lello  transferred  by gift  45,000 shares of common stock of SWMX, Inc. to Mark Kosofsky; and

      o     on January 24, 2007,  Robert H. Friedman  transferred  by gift 6,000
            shares  of  common  stock  of  SWMX,  Inc.  to  Rutgers   University
            Foundation; and

      o     on January 29, 2007,  Phyllis  Kramer  transferred  shares of common stock of SWMX,  Inc.  in her name to Stuart R. Kramer and Phyllis H.
            Kramer JT TEN; and

      o     on February 2, 2007,  Softwave  Holdings  Trust  transferred by gift
            2,632,000  shares of common  stock of SWMX,  Inc.  to Project  Dream
            Foundation.

      The  table,  therefore,  is amended as follows in order to (i) add each of
      Mark Kosofsky, Rutgers University Foundation, Stuart R. Kramer and Phyllis
      H. Kramer JT TEN and Project  Dream  Foundation  as Selling  Stockholders,
      (ii)  update  the  holdings  of Dario Di  Lello,  Robert H.  Friedman  and
      Softwave Holdings Trust and (ii) remove Phyllis Kramer:

                                                                           Number of
                                                                        Shares/Percentage
                                                                         of Class to Be
                                Number of Shares                          Owned After
                                 Owned Prior to     Number of Shares    Completion of the
Name                              the Offering       to be Offered          Offering
------------------------------  ----------------    ----------------    -----------------
Mark Kosofsky...............         45,000              45,000               0/0%
Rutgers University Foundation
(1).........................          6,000               6,000               0/0%
Stuart R. Kramer and Phyllis
H. Kramer JT TEN............         16,667              16,667               0/0%
Project Dream Foundation (2)      2,632,000           2,632,000               0/0%
Dario Di Lello..............         51,000              51,000               0/0%
Robert H. Friedman..........        594,000             594,000               0/0%
Softwave Holdings Trust.....      4,368,000           4,368,000               0/0%

------------------------------------------------------------------------------

     (1)    James  J.  Dawson,   the  Vice   President  of  Rutgers   University
            Foundation,  has  voting  and  dispositive  power over the shares of common stock held by Rutgers University Foundation.

     (2)    Scott  Kaniewski,  the  Treasurer of Project Dream  Foundation,  has
            voting and dispositive power over the shares of common stock held by
            Project Dream Foundation.

      All  provisions  of  the  Prospectus  not  specifically  amended  by  this
Supplement remain in full force and effect.

      Please insert this  Supplement  into your  Prospectus and retain both this
Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus please write to SWMX,  Inc.'s Corporate  Secretary at 1
Bridge Street, Irvington, New York 10533 or call (914) 406-8400.

                                       2